UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 1, 2010 (June 29, 2010)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 30, 2010 (the “Effective Date”), Grand Central Parkersburg LLC (the “Company”), an affiliate of Glimcher Realty Trust (the “Registrant”), executed a Loan Agreement (the “Agreement”) with Goldman Sachs Commerical Mortgage Capital, L.P. (the “Lender”), under which the Company borrowed Forty-Five Million Dollars ($45,000,000) from the Lender (the “Loan”).  The Loan is evidenced by a promissory note secured by a Deed of Trust, Assignment of Leases and Rents, Collateral Assignment of Property Agreements, Security Agreement and Fixture Filing on the Registrant’s Grand Central Mall, a regional shopping center located in Parkersburg, West Virginia (the “Property”).  The Registrant used approximately $39.3 million of the Loan proceeds to repay the entire outstanding balance of the existing loan on the Property.  The remaining Loan proceeds were used to repay a certain portion of the outstanding indebtedness under the Registrant’s corporate credit facility.

Under the Agreement and promissory note, the Loan has a fixed initial interest rate of 6.05% per annum and a maturity date of July 6, 2020.  Under the Agreement and promissory note, the Company shall make monthly payments of principal and interest.  The Agreement does not permit the Company to make any prepayments on the Loan’s outstanding principal amount until four months prior to the maturity date or following certain events impacting the Property, including condemnation by a governmental authority.  The Agreement also requires the Company to maintain various reserves and accounts funded by proceeds from the Property’s operation and, under certain circumstances, by cash or collateral provided by the Company following the occurrence of a vacancy or store closing by a certain anchor tenant.  All outstanding principal and accrued interest shall be due and payable at the maturity date. Lender has the right under the Agreement to securitize the Loan and the Agreement and promissory note contain default and defeasance provisions customary for loans sold in the commercial mortgage-backed securities (“CMBS”) market. Lender may accelerate repayment of all outstanding amounts owed by the Company under the Loan if a default remains uncured.  The Agreement contains such other terms, conditions, and representations that are customary and typical for loans sold in the CMBS market.

As part of the Loan transaction, the Registrant’s affiliate, Glimcher Properties Limited Partnership (“GPLP”), executed a guaranty agreement, dated as of the Effective Date, to provide a guaranty to protect Lender against losses that Lender may incur by reason of certain intentional misrepresentations, malfeasance, or misappropriations by the Company.  Additionally, GPLP and the Company executed an Environmental Indemnity Agreement, dated as of the Effective Date, to indemnify Lender against losses or costs to remediate damage to the Property caused by the presence or release of hazardous materials.

In addition to the transaction discussed herein, Lender’s affiliate, Goldman, Sachs & Co., served as an underwriter for the Registrant’s secondary common stock offering in September 2009 and preferred stock offering in April 2010. Lender has also provided one other mortgage loan to another affiliate of the Registrant.  A copy of the press release announcing the execution of the Agreement is furnished as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

Item 5.07  Submission of Matters to a Vote of Security Holders.

On June 29, 2010, the Registrant held a special meeting of shareholders (the “Meeting”). Proxies for the Meeting were solicited by the Registrant pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.  One proposal was submitted to a vote of the holders of the Registrant’s common shares.

In connection with Proposal 1, regarding the amendment of the Registrant’s Amended and Restated Declaration of Trust to increase the number authorized shares of beneficial interest from 100,000,000 to 150,000,000; there was no solicitation in opposition to Proposal 1 as listed in the proxy statement for the Meeting.  Also, there were no broker non-votes cast or votes withheld in connection with Proposal 1.  The final voting results for Proposal 1 are as follows:

Proposal 1	Votes For	Votes Against	Abstentions
To amend the Registrant’s Amended and Restated Declaration of Trust to increase the number of authorized shares of beneficial interest from 100,000,000 to 150,000,000.	40,155,212	2,151,826	74,392

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Press Release of Glimcher Realty Trust, dated July 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

/s/ Kim A Rieck
Date: July 1, 2010	Kim A. Rieck Senior Vice President, General Counsel & Secretary

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